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                                                                     Exhibit 4.7


     This OPTION ASSUMPTION AGREEMENT (this "Agreement"), dated December 30, 1997 is made among True North Communications Inc., a Delaware corporation (the "Parent"), Bozell, Jacobs, Kenyon & Eckhardt, Inc. a Delaware corporation (the "Company") and (the "Optionee"). References to "he," "him," and "his" shall mean the feminine form of such terms, when applicable.

     WHEREAS, the Optionee and the Company are parties to a "Stock Option Agreement" (the "Option Agreement") attached hereto as Exhibit A pursuant to which the Optionee has options (the "Options") outstanding with respect to 200,000 shares of the Company's common stock pursuant to the Bozell, Jacobs, Kenyon & Eckhardt, Inc. Stock Option Plan (the "Plan");

     WHEREAS, the Company, pursuant to an Agreement and Plan of Merger, dated as of July 30, 1997 (the "Merger Agreement"), among Parent, Cherokee Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Parent, and the Company, will become a wholly-owned subsidiary of the Parent (the "Merger");

     WHEREAS, pursuant to Section 5.8 of the Merger Agreement, Parent has agreed to assume each option under the Plan which is outstanding immediately prior to the Effective Time (as such term is defined in the Merger Agreement); and

     WHEREAS, the parties hereto intend, effective as of the Effective Time, that the Company common stock subject to each Option of the Optionee shall be replaced with Parent common stock in accordance with the formula set forth in
Section 5.8 of the Merger Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

     Section 1. Assumption of Options. Effective as of the Effective Time, each Option of the Optionee shall be assumed by Parent and become and represent an option to purchase the number of shares of Parent Common Stock (as such term is defined in the Merger Agreement) (a "Substitute Option") (decreased to the nearest full share) determined by multiplying (i) the number of shares of Company Common Stock (as much term is defined in the Merger Agreement) by (ii) the Exchange Ratio (as such term is defined in the Merger Agreement), which Substitute Options shall have an exercise price per share of Parent Common Stock (rounded up to the nearest tenth of a cent) equal to the exercise price per share of Company Common Stock immediately prior to the Effective Time divided by the Exchange Ration (Such number of shares of Parent Common Stock and such revised exercise price are set forth on the signature page hereto). Parent shall pay cash to the Optionee in lieu of issuing fractional shares of Parent Common Stock upon the exercise of Substitute Options for shares of Parent Common Stock, unless in the judgment of Parent such payment would adversely affect the ability to account for the Merger under the pooling of interests method.


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     Section 2.  Substitute Options.  Except as provided above in Section 1, each Substitute Option shall be exercisable upon the same terms and conditions as were applicable under the related Option immediately prior to the Effective Time.

     Section 3. Not a Contract of Employment. This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Parent and/or the Company to discharge the Optionee, or restrict the right of the Optionee to terminate his employment with the Parent and/or the Company.

     Section 4. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Optionee and his beneficiaries and shall be binding upon and inure to the benefit of the Parent and the Company, and any successor organization to either such entity.

     Section 5. Amendment. No term or provision of this Agreement may be changed, waived, discharged or terminated orally, but may only be changed, waived, discharged or terminated by an instrument in writing executed by each of the parties to this Agreement.

     Section 6. Governing Law/Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. If, under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, judicial interpretation binding on the parties, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement; and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portions hereof.

     Section 7. Captions. Section headings are for convenience of reference only and shall not be considered a part of this Agreement.

     Section 8. Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one and the same instrument.


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     IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and year first written above.

                                        TRUE NORTH COMMUNICATIONS INC.,
                                        as the Parent hereunder


                                        By
-------------------------                   -------------------------------
DATE


                                        BOZELL, JACOBS, KENYON & ECKHARDT, INC., as the Company hereunder


                                        By
-------------------------                   -------------------------------
DATE


                                        as the Optionee hereunder


                                        By
-------------------------                   -------------------------------
DATE


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